UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 18, 2012, KBS Real Estate Investment Trust, Inc.’s (the “Company”) board of directors approved an estimated value per share of the Company’s common stock of $5.18 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2012. There have been no material changes between September 30, 2012 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under the National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulation Authority (“FINRA”).
The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor, based on valuations performed either by the Advisor or, with respect to certain real estate properties described further below, valuations performed by Duff & Phelps, LLC (“Duff & Phelps”) and based on the methodologies and assumptions also described further below. With regard to the valuation of certain of its historical real estate properties, the Company engaged Duff & Phelps, a third-party real estate valuation firm, to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures. In addition, the Company engaged Duff & Phelps to perform real estate valuations of the majority of the GKK properties(1) not currently under contract to sell. The GKK properties not valued by Duff & Phelps consist of properties currently under contract to sell or properties sold subsequent to September 30, 2012 and 62 GKK properties (those with minimal equity) valued by the Advisor and subject to the Duff & Phelps review procedures noted in the following sentence. Duff & Phelps reviewed the Advisor’s real estate valuations for both the historical real estate properties and the 62 GKK properties not valued by Duff & Phelps and concluded, based on a set of limited procedures, that the methodologies and significant assumptions, including capitalization rates, discount rates and estimated cash flows, as well as the value of the Company’s real estate on a property by property and portfolio basis, were reasonable.  Duff & Phelps also prepared a valuation report, including key inputs and assumptions, for the GKK properties valued by Duff & Phelps and provided this report to the Company’s board of directors. The Company’s board of directors reviewed and considered the Advisor’s final valuation report and the reports from Duff & Phelps, as well as other factors, in making its determination of the Company’s estimated value per share.  Nothing in the Duff & Phelps reports caused the board of directors to question the reasonableness of the valuation of the Company’s real estate included in the Company’s estimated value per share. After considering all information provided in light of the board of directors’ extensive knowledge of the Company’s assets, the board of directors unanimously agreed upon the estimated value per share of $5.18, which determination is ultimately and solely the responsibility of the board of directors.
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(1) During the year ended December 31, 2011, the Company entered into a collateral transfer and settlement agreement (the “Settlement Agreement”) to effect the orderly transfer of certain assets and liabilities to the Company in satisfaction of the debt owed to the Company by the borrower under the Company’s $500 million GKK mezzanine loan investment (the “GKK Mezzanine Loan”). The real estate properties indirectly transferred to the Company under the Settlement Agreement are referred to herein as the GKK properties. The estimated value of the real estate transferred was $1,806.1 million. In addition, the Company assumed $1,544.0 million of mortgage debt and approximately $203.0 million of other net assets.

The table below sets forth the calculation of the Company’s estimated value per share as of December 18, 2012 as well as the calculation of the Company’s prior estimated value per share as of March 22, 2012:

	December 18, 2012 Estimated Value per Share	March 22, 2012 Estimated Value per Share	Change in Estimated Value per Share
Real estate properties - historical (1)	$4.51	$5.14	$(0.63)
Real estate held for sale (1)	—	0.64	(0.64)
Real estate - GKK properties (including properties held for sale) (1)	8.92	9.47	(0.55)
Foreclosed real estate held for sale	0.14	0.15	(0.01)
Real estate loans receivable (1)	0.13	0.22	(0.09)
Real estate securities (1)	—	0.24	(0.24)
Pledged government securities	0.46	0.48	(0.02)
Investments in joint ventures	0.13	0.16	(0.03)
Cash and restricted cash	1.17	0.93	0.24
Other assets	0.17	0.22	(0.05)
Mortgage debt and repurchase agreements (2)	(9.92)	(11.84)	1.92
Other liabilities	(0.53)	(0.65)	0.12
Estimated value per share	$5.18	$5.16	$0.02
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$5.18	$5.16	$0.02
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(1) The decrease in value was primarily due to asset sales.
(2) The decrease in mortgage debt and repurchase agreements was primarily due to the repayment of principal related to asset sales and ongoing principal amortization payments. The decrease was partially offset by an increase in the mortgage debt fair value as discussed in note (3) of the table below.
The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the major contributors to the increase in the estimated value per share from $5.16 to $5.18. The changes are not equal to the change in values of each asset and liability group presented above due to asset sales, loan paydowns, refinancings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share. The increase in the Company’s estimated value per share was due to the following:

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share
Real estate investments (including historical and GKK properties)	$18,993	$0.10	(1)
Undistributed operating cash flows	40,305	0.21	(2)
Mortgage debt	(33,209)	(0.17)	(3)
Loss on settlement of debt	(9,465)	(0.05)	(4)
Other changes, net	(9,875)	(0.07)	(5)
	$6,749	$0.02
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(1) Includes two historical real estate properties and 337 GKK properties that are currently under contract to sell or were sold (including properties disposed of other than by sale) subsequent to September 30, 2012. The estimated values for the properties sold or under contract to sell were based on contractual sales price less actual or estimated closing costs. The estimated values for properties disposed of other than by sale were based on the face value of the notes payable plus any consideration received from the lender. See notes (3) and (4) below for more information related to properties disposed of other than by sale.
(2) Amount includes operating cash flows from the BBD1 Properties (consisting of 115 properties), which were sold on December 6, 2012. The BBD1 Properties generated $18.3 million of operating cash flows during the nine months ended September 30, 2012.
(3) The majority of the change related to the Goldman Mortgage Loan (defined below). Previously, the Goldman Mortgage Loan was valued based on a discounted cash flow analysis and the value represented the estimated price that a third-party market participant would have paid for the note based on the expected cash flows and an estimated market discount rate. At September 30, 2012, the Company determined the estimated value of the Goldman Mortgage Loan was equal to face value because the loan had matured and the Company believed that the face value of the loan (excluding the Company’s 14.7% subordinated interest) fell within a reasonable range of the value of the underlying real estate properties. The change in the value of the notes payable is also due to the notes being one year closer to maturity (based on the fair value methodology, the value of the notes payable accrete towards their face value as they get closer to maturity) and due to changes in market interest rates assumed in valuing the notes payable as compared to prior year.
(4) Amount relates to the loss incurred upon the transfer of properties in lieu of foreclosure. During the nine months ended September 30, 2012, the Company entered into an agreement in lieu of foreclosure and transferred title of a property securing a mortgage loan with an outstanding principal balance of $43.5 million (the “One Citizens Loan”) to the lender in full satisfaction of the debt outstanding, and other obligations related to, the One Citizens Loan. This transfer had a minimal impact on the estimated value per share as the equity value was previously valued at zero. In addition, subsequent to September 30, 2012, the Company, through various indirect wholly owned subsidiaries, entered into various agreements to: (i) transfer the properties securing a mortgage loan with an outstanding principal balance of $181.6 million (the “Goldman Mortgage Loan”) to the lender in exchange for the release of any of the Company’s subsidiaries from the debt outstanding under and other obligations related to, the Goldman Mortgage Loan; and (ii) sell the Company’s 14.7% interest in the Goldman Mortgage Loan to the lender for cash consideration of $12.0 million. The transaction resulted in a decrease in the estimated value of approximately $9.5 million.
(5) The change in value in “other changes, net” consists of several immaterial, unrelated items, none of which result individually in an impact greater than $0.03 per share.

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the Advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. As of December 18, 2012, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used to value the Company’s assets and liabilities:
Investments in Real Estate: For purposes of calculating an estimated value per share, the Advisor estimated the value of the Company’s historical investments in real estate by using a 10–year discounted cash flow analysis, with the exception of two properties that were sold subsequent to September 30, 2012 and valued based on their net sales proceeds. The Advisor calculated the value of the Company’s investments in real estate using internally prepared cash flow estimates, terminal capitalization rates and discount rates that fall within ranges the Advisor believes would be used by similar investors to value the properties the Company owns. The cash flow estimates utilized in the analysis were based on projected cash flows commencing on January 1, 2013. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for various property specific and market specific information. The resulting capitalization rates were compared to historical average capitalization rate ranges that were obtained from third–party service providers for specific metro areas and applied on a property–by–property basis. The calculated discount rates were compared to a number of data points including third‑party estimates, a variety of weighted–average cost of capital calculations and yields and changes in yields on benchmark securities over the last year. The cash flow estimates were developed for each property by the real estate professionals at the Advisor based on their expertise in managing commercial real estate and preparing real estate valuations for pension funds and institutional investors that have invested in other KBS–sponsored funds. While the Advisor believes a 10–year discounted cash flow analysis is a valuation method that would be used by a willing market participant to value real estate and is a concept in accordance with GAAP, the estimated values for the Company’s investments in real estate may or may not represent current market values and do not equal the book value of the Company’s real estate investments in accordance with GAAP. Real estate is currently carried in the Company’s financial statements at its amortized cost basis, adjusted for any impairments recognized to date.
As of September 30, 2012, the Company owned 22 real estate properties (excluding the GKK properties) consisting of office and industrial properties. The cost of these properties, including acquisition fees and expenses and capital improvements, was $1,022.6 million. As of September 30, 2012, the estimated value of the Company’s investments in real estate using the valuation method described above was $860.9 million. The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of 20 of the Company’s real estate assets, which excludes two real estate assets sold subsequent to September 30, 2012 and valued based on their contractual sales price less costs to sell:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.75% to 8.75%	7.46%
Discount rate	7.25% to 10.0%	8.18%
Annual market rent growth rate (1)	2.99% to 5.25%	4.06%
Annual net operating income growth rate (2)	(0.4)% to 21.9%	4.93%
Holding period	10 years	10 years
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(1) Rates reflect estimated compounded annual growth rates (CAGRs) for market rents over the holding period. The range of  CAGRs shown is the constant annual rate at which the market rent is projected to grow to reach the market rent in the final year of the hold period for each of the properties.
(2) The net operating income CAGRs reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.

While the Company believes that its assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged with respect to the 20 real estate properties included in the table above, a decrease to the terminal capitalization rates of 25 basis points would increase the estimated value of the Company’s real estate by $18.1 million and an increase in the terminal capitalization rates of 25 basis points would decrease the estimated value of the Company’s real estate by $17.0 million. Similarly, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s real estate by $15.8 million and an increase in the discount rates of 25 basis points would decrease the estimated value of the Company’s real estate by $15.4 million.
GKK properties: As of September 30, 2012, the GKK properties (including 168 properties that were held for sale and 150 properties that were held for non-sale disposition) consisted of 788 bank branch properties, office buildings, operations centers and other properties. The Advisor obtained estimated property values for 389 of the GKK properties from Duff & Phelps, for which the estimated value totaled $637.2 million. With respect to 62 GKK properties with an estimated value of $148.3 million as of September 30, 2012, the Advisor prepared its own discounted cash flow valuations. Additionally, with respect to 337 GKK properties currently under contract to sell or that were sold (including properties disposed of other than by sale) subsequent to September 30, 2012, the estimated value of the GKK properties currently under contract to sell or that were sold was based on contractual sale prices, net of actual or expected selling costs, and the estimated value for properties disposed of other than by sale was based on the face value of the notes payable plus any consideration received from the lender. The estimated value for these GKK properties currently under contract to sell or that were sold (including properties disposed of other than by sale) subsequent to September 30, 2012 was $920.6 million, compared to a total cost basis, including capital expenditures through September 30, 2012, of $896.5 million. Based on all of the information obtained from these various sources and the expertise of the professionals at the Advisor in managing commercial real estate and preparing real estate valuations for private funds and institutional investors, the Advisor calculated the estimated value of the GKK properties to be $1,706.1 million as of September 30, 2012, compared to a total cost basis, including capital expenditures through September 30, 2012, of $1,683.8 million.
GKK Properties Valued by Duff & Phelps
Duff & Phelps valued 355 of the GKK properties using the direct capitalization method, which applies a current market capitalization rate to the properties’ net operating income. In cases where a property is not currently stabilized, the value was reduced for capital costs that would be incurred to lease-up the property, the cash flows were adjusted to market based on leasing projections and the capitalization rate was adjusted to account for the risk of future lease-up. The following summarizes the key assumption used in to estimate the value of these 355 GKK properties, which were valued using the direct capitalization method:

Range in Direct Capitalization Rate	Weighted-Average Direct Capitalization Rate
6.50% to 10.25%	8.19%
While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of the 355 GKK properties that Duff & Phelps valued using the direct capitalization method. Assuming all other factors remain unchanged, a decrease to the capitalization rates of 25 basis points would increase the estimated value of these 355 GKK properties by $20.9 million and an increase in the capitalization rates of 25 basis points would decrease the estimated value of these 355 GKK properties by $19.6 million. Similarly, a decrease to the net operating income of 5% would decrease the estimated value of these 355 GKK properties by $33.1 million and an increase to the net operating income of 5% would increase the estimated value of these 355 GKK properties by $33.1 million.
The remaining 34 GKK properties valued by Duff & Phelps, which account for $3.5 million of the GKK properties’ estimated value discussed above, were valued using a discounted cash flow analysis as the Company does not have a fee ownership interest in the real estate, but instead holds leasehold interests in the properties.

GKK Properties Valued by the Advisor
For purposes of estimating the value of the 62 GKK properties valued by the Advisor, the Advisor generally performed a 10-year discounted cash flow analysis, using a similar process to that described above under “Investments in Real Estate.” The Advisor validated the significant inputs using a similar process to that described above under “Investments in Real Estate.” In addition, the Advisor received input from the asset manager of the GKK properties. The following summarizes the key assumptions used in the discounted cash flow models to estimate the value of 60 of the GKK properties valued by the Advisor using a 10-year discounted cash flow analysis (which excludes two leasehold positions valued using a discounted cash flow analysis):

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	7.25% to 9.25%	8.28%
Discount rate	8.5% to 10.75%	9.49%
Annual market rent growth rate (1)	3.0%	3.0%
Annual net operating income growth rate (2)	(5.1)% to 10.5%	5.5%
Holding period	10 years	10 years
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(1) Rates reflect estimated compounded annual growth rates (CAGRs) for market rents over the holding period. The range of  CAGRs shown is the constant annual rate at which the market rent is projected to grow to reach the market rent in the final year of the hold period for each of the properties.
(2) The net operating income CAGRs reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period.  The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that its assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of the 60 GKK properties valued by the Advisor using a 10-year discounted cash flow analysis. Assuming all other factors remain unchanged, a decrease to the terminal capitalization rates of 25 basis points would increase the estimated value of these 60 GKK properties by $3.4 million and an increase in the terminal capitalization rates of 25 basis points would decrease the estimated value of these 60 GKK properties by $3.2 million. Similarly, a decrease to the discount rates of 25 basis points would increase the estimated value of these 60 GKK properties by $2.9 million and an increase in the discount rates of 25 basis points would decrease the estimated value of these 60 GKK properties by $2.9 million.
Foreclosed Real Estate Held‑for‑Sale: The estimated value for foreclosed condos held-for-sale is equal to their book value which the Advisor believes equals net realizable value based on recent comparable sales in the marketplace. The Advisor believes the book value of the foreclosed condos held-for-sale are fully recoverable upon the sales of the condos.
Real Estate Loans Receivable: The estimated values for the real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, but do not equal the book value of the loans in accordance with GAAP. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates to receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2012, the Company owned four real estate loans receivable, consisting of a mortgage loan, a mezzanine loan and B-notes. The cost of the Company’s real estate loans receivable, including origination fees and costs and net of principal repayments, was $28.0 million. As of September 30, 2012, the estimated value of the Company’s investments in real estate loans receivable was $25.3 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 3.8 years, was approximately 13.5%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of the Company’s real estate loans receivable. Assuming all factors remain unchanged, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s real estate loans receivable by $0.2 million and an increase in the discount rates of 25 basis points would decrease the estimated value of the Company’s real estate loans receivable by $0.2 million.
Pledged government securities: The estimated value of the government securities of $88.3 million is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012.

Participation Interest in Unconsolidated Joint Venture: As of September 30, 2012, the Company held an interest in an unconsolidated joint venture whereby the Company has been granted a participation interest in certain future profits generated by the joint venture. The Advisor estimated the value of the Company’s participation interest in this unconsolidated joint venture using a discounted cash flow analysis of the expected distributions to the Company. The cash flow estimates used in the analysis were based on the Company’s participation interest in the estimated cash flows available after paying debt service and making distributions to the other joint venture members until such members have received distributions sufficient to recover the entire amount of their invested capital plus a stipulated return. The cash flow estimates of the joint venture were reviewed by the Advisor. As of September 30, 2012, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $0 and $25.6 million, respectively. The estimated value of the Company’s unconsolidated joint venture for purposes of the Company’s estimated value per share was calculated by applying a 12% discount rate to the estimated cash flows for a total value of $0.13 per share. Assuming all factors remain unchanged, a decrease to the discount rate of 100 basis points would increase the estimated value of the Company’s participation interest in this unconsolidated joint venture by $1.2 million and an increase of 100 basis points would decrease the estimated value of the Company’s participation interest in this unconsolidated joint venture by $1.2 million.
Notes Payable: The estimated values of the Company’s notes payable are equal to the GAAP fair values as disclosed in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2012, except for two GKK notes payable. The GAAP fair values of the notes payable do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions expected to be exercised, and the discount rates were based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio and type of collateral. The change in value of one of the GKK notes payable (referenced above) is due to the estimated value of the real estate securing the note changing significantly based on lease negotiations subsequent to September 30, 2012, which significantly reduced the projected cash flows, resulting in a change in the loan-to-value ratio and the estimated value of the note. The fair value of this note payable was reduced to the fair value of the real estate securing the note, resulting in zero equity value. The change in value of the second GKK note payable (referenced above) is due to the sale of the underlying real estate portfolio securing the loan, as the fair value of this note payable was increased to the fair value of defeasance securities the Company purchased to fully defease the note payable.
As of September 30, 2012, the fair value (as adjusted for the two GKK notes payable described above) and carrying value of the Company’s notes payable were $1,897.2 million and $1,902.5 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 3.0 years, was approximately 4.9%. Assuming all factors remained unchanged, a decrease to the discount rates of 25 basis points would increase the fair value of the Company’s notes payable by $8.6 million and an increase to the discount rates of 25 basis points would decrease the fair value of the Company’s notes payable by $8.5 million.
Other Assets and Liabilities: The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, unamortized lease incentives and accrued real estate taxes, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. Additionally, the Company excluded other net assets of approximately $8.2 million from the valuation related to certain properties for which the estimated real estate value was less than the face amount of the related notes payable secured by such properties. The Company believes that these properties may be foreclosed upon in the near future and the value of the other assets may not ever be realized. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.

Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 2012 customer account statements that will be mailed in January 2013. As with any valuation methodology, the Advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 18, 2012 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2012. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. The Company currently expects to engage the Advisor and/or an independent valuation firm to update the estimated value per share in December 2013, but is not required to update the estimated value per share more frequently than every 18 months.
Share Redemption Program
In accordance with the Company’s share redemption program, once the Company establishes an estimated value per share, the redemption price for stockholders eligible to participate is equal to the estimated value per share. The Company redeems shares on the last business day of each month. Effective for the December 31, 2012 redemption date, the redemption price for all stockholders is $5.18 per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 21, 2012 in the case of the December 31, 2012 redemption date.
The Company’s share redemption program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). Such redemptions are subject to an annual dollar limitation, which is $10.0 million in the aggregate for the calendar year 2012 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. On December 18, 2012, the Company’s board of directors approved the same annual dollar limitation of $10.0 million in the aggregate for the calendar year 2013 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program plan document. See the Company’s Annual Report on Form 10-K for the period ended December 31, 2011 for a description of the amended and restated share redemption program. The complete plan document is filed as an exhibit to the Company’s Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.

Forward-Looking Statements
 The foregoing includes forward-looking statements under federal securities laws. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s and the Advisor’s best estimates as of December 18, 2012, the Company can give no assurance in this regard. These statements also depend on factors such as: the Company’s ability to maintain occupancy levels and lease rates at its properties; the borrowers under the Company’s loan investments continuing to make required payments under the investments; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s real estate-related investments; the Company’s ability to successfully negotiate modifications, extensions or refinancings of its debt obligations; the ability of the Company to sell assets to make required amortization payments and principal payments on its debt obligations and to fund its short and long-term liquidity needs; the Company’s ability to successfully operate and sell the properties transferred to it under the Settlement Agreement given current economic conditions and the concentration of the GKK properties in the financial services sector; the significant debt obligations the Company has assumed with respect to such properties; the Advisor’s limited experience operating and selling bank branch properties; and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 19, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer